Exhibit 10.8

Slack Technologies, Inc.
Non-Employee Director Compensation Policy
The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Slack Technologies, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective at the time the registration statement on Form S-1 that is filed by the Company is declared effective by the U.S. Securities and Exchange Commission (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

I.	Cash Retainers
(a)    Annual Retainer for Board Membership:  $35,000 for general availability and participation in meetings and conference calls of our Board of Directors. No additional compensation for attending individual Board meetings.
(b)    Additional Annual Retainers for Committee Membership:

Audit and Risk Committee Chairperson:	$20,000

Audit and Risk Committee member:	$10,000

Compensation Committee Chairperson:	$15,000

Compensation Committee member:	$7,500

Nominating and Corporate Governance Committee Chairperson:	$8,000

Nominating and Corporate Governance Committee member:	$4,000
(c)    Additional Retainer for Lead Director of the Board: $20,000 to acknowledge the additional responsibilities and time commitment of the Lead Director role.

II.	Equity Retainers
All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:
(a)    Value.  For purposes of this Policy, “Value” means with respect to (i) any award of stock options the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718; and (ii) any award of restricted stock and restricted stock units the product of (A) the average closing market price on The New York Stock Exchange (NYSE) (or such other market on which the Company’s Class A common stock is then principally listed) of one share of the Company’s Class A common stock over the trailing 30-day period ending on the last day of the month immediately prior to the month of the grant date, or if the Company’s Class A common stock has been listed and traded for less than 30 days, then the average closing market price on the NYSE (or such other market on which the Company’s Class A common stock is then principally listed) of one share of the Company’s Class A common stock over the total trailing period ending on the day immediately prior to the grant date, and (B) the aggregate number of shares pursuant to such award.
(b)    Revisions.  The Compensation Committee in its discretion may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.
(c)    Sale Event Acceleration.  In the event of a Sale Event (as defined in the Company’s 2019 Stock Option and Incentive Plan (the “2019 Plan”)), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested and exercisable.
(d)    Initial Grant.  For each Outside Director joining the Board of Directors after the Effective Date, upon initial election to the Board of Directors, each new Outside Director will receive an initial, one-time restricted stock unit grant, with a Value of $300,000 (the “Initial Grant”), that vests in three equal annual installments on each anniversary date on which the Outside Director was appointed to the Board of Directors; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.
(e)    Annual Grant.  On the date of the Company’s annual meeting of stockholders, each Outside Director who will continue as a member of the Board of Directors following such annual meeting of stockholders will receive a restricted stock unit grant on the date of such Annual Meeting (the “Annual Grant”) with a Value of $180,000 that vests in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the next annual meeting of stockholders; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

III.	Expenses
The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any Committee thereof.

IV.	Maximum Annual Compensation
The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any Outside Director in a calendar year period shall not exceed $1,000,000. For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with ASC 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.
Date Policy Approved: April 22, 2019